CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Security	Offering Price	Fee

Debt Securities	$300,000,000	100%	$300,000,000	$11,790 (1)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-149380

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 26, 2008)

$300,000,000

UST Inc.

5.75% Senior Notes due 2018

We are offering $300,000,000 aggregate principal amount of our 5.75% Senior Notes due 2018. The notes will be our senior unsecured obligations, will rank equally with all of our other unsecured and unsubordinated indebtedness and will not be convertible or exchangeable.

We will pay interest on the notes semiannually on March 1 and September 1 of each year, beginning on September 1, 2008. The notes will mature on March 1, 2018. We may redeem the notes at our option from time to time, in whole or in part, prior to their maturity, as discussed under the caption, “Description of Notes — Optional Redemption” in this prospectus supplement.

If we experience a change of control triggering event, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest up to, but not including, the repurchase date. See “Description of Notes — Change of Control.”

Investing in the notes involves risks.  You should carefully read and consider the risk factors included in the accompanying prospectus and in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in the notes.

	Per Note	Total

Public Offering Price	99.632%	$298,896,000
Underwriting Discount	0.65%	$1,950,000
Proceeds, before expenses, to UST Inc.	98.982%	$296,946,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will begin to accrue on February 29, 2008 and must be paid by the purchaser if the notes are delivered after February 29, 2008. The proceeds to UST Inc. set forth above do not take into account offering expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company, including its participants Clearstream Banking, Societe Anonyme, Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about February 29, 2008.

Joint Book-Running Managers

Lehman Brothers	Morgan Stanley
Co-Managers

Piper Jaffray	PNC Capital Markets LLC	RBS Greenwich Capital

The date of this prospectus supplement is February 26, 2008.

In this prospectus supplement, except as otherwise indicated, the terms “Company,” “we,” “us” and “our” mean UST Inc. and all entities included in our consolidated financial statements.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the debt securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, or the “SEC.” We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those associated with:

•	ongoing and future litigation relating to product liability, antitrust and other matters and legal and other regulatory initiatives;

•	our ability to execute strategic actions, including acquisitions and the integration of acquired businesses;

•	federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self-service displays and flavors;

•	competition from other companies, including any new entrants in the marketplace;

•	wholesaler ordering patterns;

•	consumer preferences, including those relating to premium and price-value brands and receptiveness to new product introductions and marketing and other promotional programs;

•	the cost of tobacco leaf and other raw materials;

•	conditions in capital markets, including the market price per share of our common stock and its impact on the number of shares repurchased; and

•	other risks discussed in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which filings are available from the SEC.

You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

UST INC.

UST Inc. was formed on December 23, 1986 as a Delaware corporation to serve as a publicly-held holding company for United States Tobacco Company, or “USTC,” which was formed in 1911. Pursuant to a reorganization approved by stockholders at the 1987 Annual Meeting, USTC became a wholly-owned subsidiary of UST Inc. on May 5, 1987, and UST Inc. continued in existence as a holding company. Effective January 1, 2001, USTC changed its name to U.S. Smokeless Tobacco Company, or “USSTC.” UST Inc., through its direct and indirect subsidiaries, including USSTC and International Wine & Spirits Ltd., or “International Wine,” is engaged in the manufacturing and marketing of consumer products in the following business segments:

•	Smokeless Tobacco Products: Our primary activities are the manufacturing and marketing of smokeless tobacco products, which include brands such as Copenhagen, Skoal, Red Seal and Husky.

•	Wine: We produce and market premium varietal and blended wines, and import and distribute wines from Italy. International Wine, through its Ste. Michelle Wine Estates subsidiary, produces and markets premium wines sold nationally under labels such as Chateau Ste. Michelle, Columbia Crest, Red Diamond, Erath, 14 Hands and Snoqualmie. In the third quarter of 2007, we acquired Stag’s Leap Wine Cellars and its signature Napa Valley, California vineyards. In addition, we are the exclusive United States importer and distributor of the portfolio of wines produced by the Italian winemaker Marchesi Antinori Srl.

•	All Other Operations: Our international operations, which market moist smokeless tobacco products, are included in all other operations.

Our principal executive offices are located at 6 High Ridge Park, Building A, Stamford, Connecticut 06905, and our telephone number at that address is (203) 817-3000.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and described under the caption “Risk Factors” in the accompanying prospectus (which are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our notes. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also have a material adverse effect on our business operations.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $296 million, after deducting underwriting discounts and estimated expenses of the offering payable by us. We expect to use the net proceeds from this offering to repay all outstanding borrowings under our six-month credit agreement, or the “Credit Agreement,” and a portion of the outstanding borrowings under our five-year revolving credit facility, or the “Credit Facility.” We expect to use any remaining net proceeds for other general corporate purposes. Certain of the underwriters participating in this offering or their affiliates are lenders under our Credit Agreement and Credit Facility and may receive some of the proceeds from this offering. See “Underwriting” below.

As of February 19, 2008, the interest rate on borrowings under our Credit Agreement was 3.44%, and such borrowings mature on June 19, 2008. As of February 19, 2008, the weighted-average interest rate on borrowings under our Credit Facility was 3.47%, and such borrowings mature on June 29, 2012. The borrowings under the Credit Agreement and the Credit Facility were used to repurchase shares of our outstanding common stock under our ongoing share repurchase program.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated financial data and has been derived from, and should be read along with, our financial statements and the accompanying notes to those statements and management’s discussion and analysis of financial condition and results of operations, which we have incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.

	2007	2006	2005
	(Dollars in thousands)

Summary of Operations For the Year Ended December 31
Net Sales	$1,950,779	$1,850,911	$1,851,885
Cost of products sold (includes excise taxes)	524,575	466,088	443,131
Selling, advertising and administrative expenses	529,795	525,990	518,797
Restructuring charges	10,804	21,997	—
Antitrust litigation	137,111	2,025	11,762

Total costs and expenses	1,202,285	1,016,100	973,690
Gain on sale of corporate headquarters	105,143	—	—

Operating income	853,637	834,811	878,195
Interest, net	40,600	41,785	50,578

Earnings from continuing operations before income taxes	813,037	793,026	827,617
Income tax expense	292,764	291,060	293,349

Earnings from continuing operations	520,273	501,966	534,268
Income (loss) from discontinued operations (including income tax effect)	—	3,890	—

Net earnings	$520,273	$505,856	$534,268

Financial Condition at December 31
Cash and cash equivalents	$73,697	$254,393	$202,025
Current assets	846,274	998,110	889,554
Current liabilities	400,174	300,077	258,778
Working capital	446,100	698,033	630,776
Total assets	1,487,078	1,440,348	1,366,983
Long-term debt(1)	1,090,000	840,000	840,000
Total debt	1,090,000	840,000	840,000
Stockholders’ (deficit) equity	(320,202)	65,826	75,098

(1)	The amount reported for 2007 includes $250 million of short-term borrowings under our Credit Facility which have been classified as long-term, as we have both the intent and the ability to refinance such borrowings on a long-term basis. As of February 19, 2008, we had outstanding borrowings of $250 million under our Credit Facility and outstanding borrowings of $100 million under our Credit Agreement. We expect to use the net proceeds from this offering to repay all outstanding borrowings under our Credit Agreement and a portion of the outstanding borrowings under our Credit Facility. See “Use of Proceeds.”

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2007 are set forth below. For the purpose of computing our ratios of earnings to fixed charges, we have defined “earnings” to mean our earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest. We have defined “fixed charges” to mean the interest that we pay, the capitalized interest that we show on our accounting records, amortized premiums, discounts and capitalized expenses related to indebtedness and the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals. Fixed charges exclude interest on uncertain tax positions under Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting For Uncertainty in Income Taxes — an Interpretation of FASB Statement 109.”

Year Ended December 31,
2007	2006	2005	2004	2003

13.56	13.90	13.29	10.35	6.79

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus. To the extent the following terms are inconsistent with the general description contained in the accompanying prospectus, the following terms replace such inconsistent terms. You should read both the accompanying prospectus and this prospectus supplement.

General

The notes offered by this prospectus supplement are to be issued as a series of senior debt securities under the indenture, dated May 27, 1999, as amended by a supplemental indenture (as so amended, the “indenture”), between us and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as trustee (the “trustee”).

The notes will be issued in an initial aggregate principal amount of $300 million. We may reopen this series of notes and issue additional notes of this series without notice to or the consent of the holders of the notes. The notes are unsecured and will rank equally and ratably with our other unsecured and unsubordinated indebtedness. The maturity date of the notes will be March 1, 2018.

The notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof.

Interest and Principal

The notes will bear interest from February 29, 2008 at the annual rate stated on the cover of this prospectus supplement. We will pay interest on the notes semiannually on March 1 and September 1 of each year and on the maturity date (each, an “interest payment date”), commencing September 1, 2008. We will pay interest on the notes in U.S. dollars in immediately available funds to the persons in whose names the notes are registered at the close of business on February 15 and August 15, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date; provided, however, that interest payable on the maturity date shall be payable to the person to whom the principal of such notes shall be payable. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding day that is a business day, but we will not be liable for any additional interest as a result of the delay in payment. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

By “business day” we mean a weekday which is not a day when banking institutions in The City of New York are authorized or required by law or regulation to be closed.

Notwithstanding anything to the contrary in this prospectus supplement or the accompanying prospectus, so long as the notes are in book-entry form, we will make payments of principal and interest through the trustee to The Depository Trust Company, or “DTC.”

Optional Redemption

The notes are subject to redemption at our option, in whole or in part, at any time, subject to the procedures set forth in the indenture, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•	the sum of the present values of the remaining scheduled payments of principal and interest that would be due on the notes to be redeemed after the related redemption date but for such redemption (exclusive of interest accrued up to, but not including, the redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the treasury rate plus 30 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed up to, but not including, the redemption date.

If we choose to redeem any notes, we will mail a notice of redemption not less than 30 days and not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If we are redeeming less than all the notes of this series, the trustee will select the particular notes or portions of notes of this series to be redeemed by lot or pro rata or by another method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of notes called for redemption.

For purposes of calculating the redemption price in connection with the redemption of the notes on any redemption date, the following terms have the meanings set forth below:

“Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the United States Treasury security or securities selected by the reference treasury dealer as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed which would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or (ii) if the trustee obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Reference treasury dealer” means (i) Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (or their respective affiliates that are primary treasury dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by us.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

All determinations made by the trustee with respect to determining the redemption price will be final and binding on all parties, absent manifest error.

Restrictive Covenants

Restrictions on Liens

The restrictions on liens covenant described in the accompanying prospectus under the caption “Description of Debt Securities — Restrictive Covenants — Restrictions on liens” will not be applicable to this series of notes. Instead, the following modified covenant will apply to this series of notes:

Some of our property or assets may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property or assets over other lenders or over our general creditors if we fail to pay them back. These preferential rights are called “liens.” We will not be permitted to become obligated on any new debt that is secured by a lien on any of our real properties or material manufacturing facilities located in the United States, referred to below as our “principal properties,” or on any shares of stock or debt of any of our domestic subsidiaries, unless we grant an equivalent or higher-ranking lien on the same principal properties to the holders of debt securities, including the notes, to which this covenant applies.

We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal properties (including the new debt, the debt securities (including the notes) which we would so secure as described in the previous sentence, and all “attributable debt,” as described under “Description of Debt Securities — Restrictive Covenants — Restrictions on sales and leasebacks” in the accompanying prospectus, that results from a sale and leaseback transaction involving our property or assets) is less than 15% of our consolidated net tangible assets.

This restriction on liens does not apply to debt secured by certain types of liens, and we can disregard this debt when we calculate the limits imposed by this restriction. These types of liens are liens on the principal properties of any of our domestic subsidiaries, or on their shares of stock or debt, if those liens existed at the time the corporation became our domestic subsidiary, liens in favor of us or our domestic subsidiaries, liens in favor of U.S. Governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into, and liens on property that existed at the time we acquired the property (including property we may acquire through a merger or similar transaction) or that we granted in order to purchase the property (sometimes called “purchase money mortgages”). We can also disregard debt secured by liens that extend, renew or replace any of these types of liens.

We and our subsidiaries are permitted to have as much unsecured debt as we may choose.

Restrictions on Sales and Leasebacks

The restrictions on sales and leasebacks covenant described in the accompanying prospectus under the caption “Description of Debt Securities — Restrictive Covenants — Restrictions on sales and leasebacks” will be applicable to this series of notes.

Change of Control

If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “change of control payment”).

Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On each change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

To the extent that we are required to offer to repurchase the notes upon the occurrence of a change of control triggering event, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) (other than our company or one of our subsidiaries), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution (other than our liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Events of Default

The events of default with respect to the notes will be those events described under the caption “Description of Debt Securities — Default and Related Matters — What is an event of default?” in the accompanying prospectus, except that the amount of our other total debt set forth in the fifth bullet point under the caption “Description of Debt Securities — Default and Related Matters — What is an event of default?” will be $50,000,000 (rather than $10,000,000).

Modification and Waiver

The modification and waiver provisions with respect to the notes will be those provisions described under the caption “Description of Debt Securities — Modification and Waiver” in the accompanying prospectus, except that all modifications and waivers described under the caption “Description of Debt Securities — Modification and Waiver — Changes requiring a two-thirds vote” and relating to the notes of this series will require a vote in favor by holders of at least a majority (rather than two-thirds (66 2/3%)) of the principal amount of the notes of this series.

Book-Entry and Settlement

The notes will be issued in the form of one or more fully-registered global notes in book-entry form, which will be deposited with, or on behalf of, DTC and registered in the name of DTC’s nominee, Cede & Co. Except as set forth below, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Investors may elect to hold beneficial interests in the global notes through either DTC, in the United States, Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Information regarding DTC, Clearstream and Euroclear’s book-entry system and their respective clearance and settlement procedures is set forth under the caption “Description of Debt Securities — Book-Entry Delivery and Settlement” in the accompanying prospectus.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee, Paying Agent and Security Registrar

U.S. Bank National Association, as successor to State Street Bank and Trust Company as trustee under the indenture, will be the paying agent and security registrar with respect to the notes. U.S. Bank National Association is also our trustee, as successor to State Street Bank and Trust Company, with respect to our other debt securities issued under the indenture.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of the notes by an initial purchaser of the notes that, for United States federal income tax purposes, is not a “United States person” as defined below (a “Non-U.S. Holder”) and purchases the notes at the price indicated on the cover of this prospectus. This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (i) United States federal income tax consequences to a Non-U.S. Holder that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual and such holder is present in the United States for 183 or more days during the taxable year, or (C) is a corporation which operates through a United States branch, and (ii) state, local or non-United States tax considerations. This summary assumes that an investor will hold the notes as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the notes.

For the purposes of this summary, a “United States person” is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

Interest Income

Payments of interest on the notes made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (i) such holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (B) is not a controlled foreign corporation that is related to the Company through stock ownership for United States federal income tax purposes and (ii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading “Owner’s Statement Requirement.”

Sale, Exchange, Retirement, or Other Disposition

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption, or other disposition of a note.

Owner’s Statement Requirement

In order to avoid withholding tax on interest under section 871(h) or 881(c) of the Code, either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) and that holds a note on behalf of such owner must file a statement with us or our agent to the effect that the beneficial owner is not a United States person. This requirement will be satisfied if we or our agent receives (i) a statement (an “Owner’s Statement”) from the beneficial owner of a note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner’s name and address, and if applicable, information with respect to tax treaty benefits, on an Internal Revenue Service Form W-8BEN (or suitable substitute form) or (ii) a statement from the Financial Institution holding the note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner’s Statement, together with a copy of the Owner’s Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner’s Statement.

Backup Withholding and Information Reporting

United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on a note to a Non-U.S. Holder if an Owner’s Statement or similar documentation is received or an exemption has otherwise been established, provided that we or our agent does not know or have reason to know that the payee is a United States person. If a note is held by a Non-U.S. Holder through a non-United States related broker or financial institution, backup withholding and information reporting would not generally be required. Information reporting may apply if the note is held by a Non-U.S. Holder through a United States or United States related broker or financial institution and, in such case, if the Non-U.S. Holder fails to provide an Owner’s Statement or other appropriate evidence of non-United States status, backup withholding may apply.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the United States Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated February 26, 2008, we have agreed to sell to the underwriters named below, for whom Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are acting as representatives, and each underwriter named below has severally agreed to purchase, the following respective principal amounts of the notes:

Underwriter	Principal Amount

Lehman Brothers Inc.	$135,000,000
Morgan Stanley & Co. Incorporated	$135,000,000
Piper Jaffray and Co.	$10,000,000
PNC Capital Markets LLC	$10,000,000
RBS Greenwich Capital Markets, Inc.	$10,000,000
Total	$300,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and may offer the notes to other dealers at that price less a selling concession of 0.390% of the principal amount per note. The underwriters and other dealers may allow a discount of 0.195% of the principal amount per note on sales to other brokers or dealers. After the initial public offering, the underwriters may change the public offering price, selling concession and discount to brokers and dealers.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated to be $760,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If an underwriter creates a short position in the notes in connection with the offering, i.e., if it sells more notes than are on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in commercial and investment banking services, hedging services and other commercial dealings in the ordinary course of business with us. They have received and may in the future receive customary fees and commissions for these transactions. In addition, certain of the underwriters participating in this offering or their affiliates are lenders under our Credit Agreement and Credit Facility and may receive some of the proceeds from this offering. Because affiliates of the underwriters may receive more than 10% of the net proceeds of this offering, they may be deemed to have a “conflict of interest” under Rule 2710(h)(1) of the Conduct Rules of the Financial Industry Regulatory Authority. Accordingly, this offering will be made in compliance with Rule 2720(c)(3) of the Conduct Rules.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus to the public in that Relevant Member State other than:

(1) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2) to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(3) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(4) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

    provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

PROSPECTUS

UST Inc.

DEBT SECURITIES

UST Inc., from time to time, may offer for sale, issue and sell senior or subordinated debt securities.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these debt securities. The specific terms of any debt securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you make your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities. See “Risk Factors,” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2008.

In this prospectus, except as otherwise indicated, the terms “Company,” “we,” “us” and “our” mean UST Inc. and all entities included in our consolidated financial statements.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may, from time to time, sell debt securities in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the debt securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

You may obtain from the SEC, through the SEC’s website or at the SEC offices mentioned in the following paragraph, a copy of the registration statement, including exhibits, that we have filed with the SEC to register the debt securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement on Form S-3. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.ustinc.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the initial filing of the registration statement that contains this prospectus and prior to the completion of the offering of all the debt securities covered by the respective prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2007; and

•	our Definitive Proxy Statement on Schedule 14A filed on March 26, 2007.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at: Secretary, UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905; telephone: (203) 817-3000.

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of debt securities conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These debt securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those associated with:

•	ongoing and future litigation relating to product liability, antitrust and other matters and legal and other regulatory initiatives;

•	our ability to execute strategic actions, including acquisitions and the integration of acquired businesses;

•	federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self-service displays and flavors;

•	competition from other companies, including any new entrants in the marketplace;

•	wholesaler ordering patterns;

•	consumer preferences, including those relating to premium and price-value brands and receptiveness to new product introductions and marketing and other promotional programs;

•	the cost of tobacco leaf and other raw materials;

•	conditions in capital markets, including the market price per share of our common stock and its impact on the number of shares repurchased; and

•	other risks discussed in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which filings are available from the SEC.

You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

RISK FACTORS

Investing in the debt securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 (which Risk Factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus before making a decision to invest in our debt securities. The risks described in this section are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also have a material adverse effect on our business operations.

We are a holding company. Our only material source of cash is and will be distributions from our subsidiaries, and the debt securities are effectively subordinated to all of the indebtedness and other liabilities of our subsidiaries.

We are a holding company and substantially all of our operations are conducted through direct and indirect subsidiaries. As a holding company, we own no significant assets other than our equity in our subsidiaries, and our ability to meet our debt service obligations, including payments on the debt securities, will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders.

In addition, although our subsidiaries do not currently have a significant amount of indebtedness or other liabilities outstanding, our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness and liabilities. Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade and other creditors and preferred stockholders, if any (except as provided by the restrictions on liens covenant which may apply to a particular series of debt securities). Furthermore, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

An active trading market for the debt securities may not develop.

Any series of debt securities issued hereunder will be a new issue of securities for which there is currently no public market, and an active trading market may never develop. We do not intend to apply for listing or quotation of the debt securities on any exchange.

The liquidity of any market for the debt securities will depend upon prevailing interest rates, the number of holders of debt securities, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the debt securities and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the debt securities may be adversely affected.

OUR COMPANY

UST Inc. was formed on December 23, 1986 as a Delaware corporation to serve as a publicly-held holding company for United States Tobacco Company, or “USTC,” which was formed in 1911. Pursuant to a reorganization approved by stockholders at the 1987 Annual Meeting, USTC became a wholly-owned subsidiary of UST Inc. on May 5, 1987, and UST Inc. continued in existence as a holding company. Effective January 1, 2001, USTC changed its name to U.S. Smokeless Tobacco Company, or “USSTC.” UST Inc., through its direct and indirect subsidiaries, including USSTC and International Wine & Spirits Ltd., or “International Wine,” is engaged in the manufacturing and marketing of consumer products in the following business segments:

•	Smokeless Tobacco Products: Our primary activities are the manufacturing and marketing of smokeless tobacco products, which include brands such as Copenhagen, Skoal, Red Seal and Husky.

•	Wine: We produce and market premium varietal and blended wines, and import and distribute wines from Italy. International Wine, through its Ste. Michelle Wine Estates subsidiary, produces and markets premium wines sold nationally under labels such as Chateau Ste. Michelle, Columbia Crest, Red Diamond, Erath, 14 Hands and Snoqualmie. In the third quarter of 2007, we acquired Stag’s Leap Wine Cellars and its signature Napa Valley, California vineyards. In addition, we are the exclusive United States importer and distributor of the portfolio of wines produced by the Italian winemaker Marchesi Antinori Srl.

•	All Other Operations: Our international operations, which market moist smokeless tobacco products, are included in all other operations.

Our principal executive offices are located at 6 High Ridge Park, Building A, Stamford, Connecticut 06905, and our telephone number at that address is (203) 817-3000.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2007 are set forth below. For the purpose of computing our ratios of earnings to fixed charges, we have defined “earnings” to mean our earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest. We have defined “fixed charges” to mean the interest that we pay, the capitalized interest that we show on our accounting records, amortized premiums, discounts and capitalized expenses related to indebtedness and the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals. Fixed charges exclude interest on uncertain tax positions under Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109.”

Year Ended December 31,
2007	2006	2005	2004	2003

13.56	13.90	13.29	10.35	6.79

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of debt securities will be used for general corporate purposes, including:

•	working capital;

•	capital expenditures;

•	acquisitions of or investments in businesses or assets;

•	redemption and repayment of short-term or long-term borrowings; and

•	purchases of our common stock under our ongoing stock repurchase program.

Pending application of the net proceeds from the sale of debt securities, we may invest the net proceeds in short-term investments.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

Any debt securities will be either our senior unsecured obligations issued in one or more series, which we refer to as our “senior debt securities,” or our subordinated unsecured obligations, which we refer to as our “subordinated debt securities.” We will issue the debt securities under an indenture entered into between us and U.S. Bank National Association, successor to State Street Bank and Trust Company, as trustee, dated as of May 27, 1999, which we refer to as the “indenture.” As used in this prospectus, “debt securities” means the debentures, notes and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indenture. The indenture and all debt securities issued under the indenture will be governed by and construed in accordance with the laws of the State of New York. Additionally, the indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended.

We have summarized selected terms and provisions of the indenture in this section. We have also filed the indenture as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for additional information before you buy any debt securities. See “Where You Can Find More Information” for information on how to obtain copies of the indenture. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the indenture.

General

The senior debt securities will rank equally and ratably with our other unsecured and unsubordinated obligations. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt, including any senior debt securities. The debt securities will rank junior to all of our currently existing and future secured debt.

We are not limited as to the amount of debt securities that we can issue under the indenture. We may issue debt securities under the indenture in one or more series, each with different terms, up to the aggregate principal amount which we may authorize from time to time. We also may, without the consent of the holders of debt securities, “reopen” a series and issue additional debt securities from time to time in the future. (Section 301).

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to that offering. In addition to stating whether the securities will be senior or subordinated, these terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under the indenture;

•	the date or dates on which the principal of the debt securities of the series is payable;

•	the rate or rates at which the debt securities of the series will bear interest, if any, the date or dates from which any such interest shall accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on the debt securities of the series will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and related terms;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	if the amount of principal of or any premium or interest on the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	the currency or currencies in which the principal of or any premium or interest on the debt securities of the series will be payable and the manner of determining the equivalent thereof in U.S. dollars for any purpose, if applicable;

•	any provisions that would permit us or the holders of the debt securities of the series to elect the currency or currencies in which the debt securities are paid;

•	if other than the entire principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof;

•	if the principal amount payable at the stated maturity of the debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose;

•	whether the debt securities of the series, in whole or any specified part, will be defeasible;

•	whether the debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in such case, the depositary for those global securities,

•	any addition to or change in the events of default or covenants that apply to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable; and

•	any other terms of the series (which terms will not be inconsistent with the provisions of the indenture, except as permitted by the indenture).

We may issue debt securities as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their principal amount and typically bearing no interest or interest at a rate which at the time of issuance is below market rates. An “Original Issue Discount Security” is any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. (Section 502). We will describe the federal income tax, accounting and other considerations relevant to any such Original Issue Discount Securities in the applicable prospectus supplement.

The particular terms of a series of debt securities will be set forth in an officers’ certificate or supplemental indenture, and described in the applicable prospectus supplement. We urge you to read the indenture as supplemented by any officers’ certificate or supplemental indenture because the indenture, as supplemented, and not this section, defines your rights as a holder of the debt securities.

Restrictive Covenants

The indenture contains restrictions that limit our own as well as our subsidiaries’ ability to create liens or enter into sale and leaseback transactions. The covenants set forth below will not apply to a series of debt securities unless we specifically so provide in the applicable prospectus supplement.

You should carefully read the applicable prospectus supplement for the particular provisions of the series of debt securities being offered, including any additional restrictive covenants or events of default that may be included in the terms of such debt securities.

Restrictions on liens.  If the applicable prospectus supplement states that the covenant set forth in Section 1008 of the indenture will be applicable to a series of debt securities, then we will be subject to the following covenant.

Some of our property or assets may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property or assets over other lenders or over our general creditors if we fail to pay them back. These preferential rights are called “liens.” We will not be permitted to become obligated on any new debt that is secured by a lien on any of our real properties or material manufacturing facilities located in the United States, referred to below as our “principal properties,” or on any shares of stock or debt of any of our domestic subsidiaries, unless we grant an equivalent or higher-ranking lien on the same principal properties to the holders of debt securities to which this covenant applies.

We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal properties (including the new debt, the debt securities which we would so secure as described in the previous sentence, and all “attributable debt,” as described under “— Restrictions on sales and leasebacks” below, that results from a sale and leaseback transaction involving our property or assets) is less than 10% of our consolidated net tangible assets.

This restriction on liens does not apply to debt secured by certain types of liens, and we can disregard this debt when we calculate the limits imposed by this restriction. These types of liens are liens on the principal properties of any of our domestic subsidiaries, or on their shares of stock or debt, if those liens existed at the time the corporation became our domestic subsidiary, liens in favor of us or our domestic subsidiaries, liens in favor of U.S. Governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into, and liens on property that existed at the time we acquired the property (including property we may acquire through a merger or similar transaction) or that we granted in order to purchase the property (sometimes called “purchase money mortgages”). We can also disregard debt secured by liens that extend, renew or replace any of these types of liens.

We and our subsidiaries are permitted to have as much unsecured debt as we may choose.

Restrictions on sales and leasebacks.  If the applicable prospectus supplement states that the covenant set forth in Section 1009 of the indenture will be applicable to a series of debt securities, then we will be subject to the following covenant.

Neither we nor any of our domestic subsidiaries will enter into any sale and leaseback transaction involving our principal properties, unless we comply with this restrictive covenant. A “sale and leaseback transaction” generally is an arrangement between us or a domestic subsidiary and a bank, insurance company or other lender or investor where we or the domestic subsidiary lease a property which was or will be sold by us or the domestic subsidiary to that lender or investor more than 120 days after the completion of construction and the beginning of its full operation.

We can comply with this restrictive covenant in either of two different ways. First, we will be in compliance if we or our domestic subsidiary could grant a lien on the property in an amount equal to the attributable debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to the holders of the debt securities of the relevant series under the restriction on liens described above. Second, we can comply if we retire an amount of funded debt, within 120 days of the transaction, equal to at least the net proceeds of the sale of the principal property that we lease in the transaction or the fair value of that principal property (subject to credits for certain voluntary retirements of funded debt we may make), whichever is greater.

This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less.

Certain definitions relating to our restrictive covenants.  Following are the meanings of the terms that are important in understanding the restrictive covenants previously described:

“Attributable debt” means the total net amount of rent (discounted at 10% per annum compounded annually) that is required to be paid during the remaining term of any lease.

“Consolidated net tangible assets” is the total amount of assets (less reserves and certain other permitted deductible items), after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

A “domestic subsidiary” means any of our subsidiaries except one which does not transact a substantial portion of its business in the United States or does not regularly keep a substantial portion of its assets (other than intangible assets) in the United States, or one that is used primarily to finance our operations outside of the United States. A “subsidiary” is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

“Funded debt” means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 23 months from that date at the option of the borrower.

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets to another firm, or to buy substantially all of the assets of another firm. We may not, however, take any of these actions unless all of the following conditions are met:

•	Where we merge out of existence or sell our assets, the other firm may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal United States law), and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other similar transaction must not cause a default on the debt securities, and we must not already be in default (unless the merger or other similar transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “— Default and Related Matters — Events of Default.” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or for our default having to exist for a specific period of time were disregarded.

•	It is possible that the merger, sale of assets or other similar transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights in our property, called “liens,” as discussed above under “— Restrictive Covenants — Restrictions on liens.” If a merger or other transaction would create any liens on our property, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same property to the holders of the debt securities. (Section 801).

Defeasance

Unless the applicable prospectus supplement states otherwise, the following defeasance provisions will apply to the applicable debt securities.

Full defeasance.  If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities of the relevant series (called “full defeasance”) if we put in place the following other arrangements for repayment:

•	We must deposit in trust for the benefit of all holders of debt securities of the relevant series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of the relevant series on the due dates.

•	There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing holders to be taxed on the debt securities of the relevant series any differently than if we did not make the deposit and just repaid the debt securities of the relevant series ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities of the relevant series would be treated as though we took back the debt securities of the relevant series and gave holders their share of the cash and notes or bonds deposited in trust. In that event, holders could recognize gain or loss on the debt securities of the relevant series given back to us.)

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, holders of debt securities of the relevant series would have to rely solely on the trust deposit for repayment on the debt securities. Holders could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (Sections 1302, 1304 and 1305).

Covenant defeasance.  Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities of the relevant series. This is called “covenant defeasance.” In that event, holders of debt securities of the relevant series would lose the protection of those restrictive covenants but would gain the protection of having money and notes set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for the benefit of all holders of the debt securities of the relevant series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of the relevant series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing holders to be taxed on the debt securities of the relevant series any differently than if we did not make the deposit and just repaid the debt securities of the relevant series ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities of the relevant series would no longer apply:

•	Our promises regarding the conduct of our business previously described under “— Restrictive Covenants,” and any other covenants applicable to the debt securities of the relevant series and described in this prospectus or the applicable prospectus supplement.

•	The condition regarding the treatment of liens when we merge or engage in similar transactions, as described below under “— Mergers and Similar Events.”

•	The events of default relating to breach of covenants and acceleration of the maturity of other debt, described below under “— Default and Related Matters — Events of Default — What is an event of default?”

If we accomplish covenant defeasance, holders of debt securities of the relevant series can still look to us for repayment of the debt securities of the relevant series if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities of the relevant series become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, holders of debt securities of the relevant series may not be able to obtain payment of the shortfall. (Sections 1303, 1304 and 1305).

Default and Related Matters

Ranking.  The debt securities will not be secured by any of our property or assets. Accordingly, ownership of the debt securities means you are one of our unsecured creditors.

Events of Default.  You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an event of default?  Unless the applicable prospectus supplement states otherwise, the following events of default will apply to the applicable debt securities.

The term “event of default” means any of the following:

•	we do not pay the principal or any premium on a debt security on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit any sinking fund payment on its due date;

•	we remain in breach of a restrictive covenant described above under “— Restrictive Covenants” or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 10% of the principal amount of the debt securities of the affected series;

•	other debt of ours totaling $10,000,000 or more defaults, our obligation to repay it is accelerated by our lenders, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph; or

•	we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

Remedies if an event of default occurs.  If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502).

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 603). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512).

Before a holder bypasses the trustee and brings its own lawsuit or other formal legal action or takes other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:

•	a holder must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507).

A holder is, however, entitled at any time to bring a lawsuit for the payment of money due on its debt securities on or after the due date of such debt securities. (Section 508).

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1004).

Modification and Waiver

Changes requiring the approval of each holder.  The following is a list of the types of changes that cannot be made to the debt securities of a particular series without the approval of each holder of debt securities of such series:

•	change the stated maturity of the principal or interest on a debt security of the series;

•	reduce any amounts due on a debt security of the series;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security of the series following a default;

•	change the place or currency of payment on a debt security of the series;

•	impair the right to sue for payment;

•	reduce the percentage of holders of debt securities of the series whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities of the series whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902).

Changes requiring a two-thirds vote.  Another type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities of the series affected owning at least two-thirds of the principal amount of the debt securities of the series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities of the series affected. (Section 902). The same vote would be required for us to obtain a waiver of all or part of the restrictive covenants described herein. (Section 1010).

Waiver.  A vote in favor by the holders of not less than a majority in principal amount of the debt securities of any series may on behalf of the holders of all debt securities of such series waive a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities described previously above under “— Changes requiring the approval of each holder” unless we obtain the consent to the waiver of each holder of debt securities of the series affected. (Section 513).

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment. Debt securities will also not be eligible to vote if they have been fully defeased as described herein under “— Defeasance — Full defeasance.” (Section 101).

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104).

Denominations

Unless the applicable prospectus supplement states otherwise, the debt securities will be issued only in registered form without coupons, in U.S. dollars in denominations of $1,000 or any integral multiples of

$1,000. We will issue a book-entry security equal to the aggregate principal amount of outstanding debt securities of the series represented by such book-entry security. We will specify the denominations of a series of debt securities denominated in a foreign currency or composite currency in the applicable prospectus supplement. (Section 302).

Exchange and Transfer

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (Section 305).

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with proof of ownership.

We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002).

Regarding the Trustee

The trustee’s current address is U.S. Bank National Association, Corporate Trust Services, One Federal Street, 3rd Floor, Boston, Massachusetts 02110.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (Section 601).

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the company or any affiliate. If it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Sections 608 and 613).

Payment and Paying Agent

Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium and interest on debt securities at the office of the paying agent or paying agents as we may designate from time to time. However, at our option we may pay any interest by check mailed or delivered to the address of the person entitled to such payment as it appears in the debt security register or by wire transfer of immediately available funds to an account specified in writing by such person to us and the trustee prior to the relevant record date. Unless the applicable prospectus supplement states otherwise, we will pay any installment of interest on debt securities to the person in whose name the debt security is registered at the close of business on the regular record date for such interest payment. Payments of any interest on the debt securities may be subject to the deduction of applicable withholding taxes.

Unless the applicable prospectus supplement states otherwise, the principal office of the trustee is designated as our paying agent for payments with respect to debt securities. Any other paying agents that we may designate at the time of the offering and issuance of a series of debt securities will be named in the related prospectus supplement. With regard to any series, we may at any time designate additional paying agents, rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

The trustee or any paying agent for the payment of principal of or interest on any debt security will repay to us all moneys paid by us which remain unclaimed at the end of two years after such principal or interest shall have become due and payable, and, after such repayment occurs, the holder of the applicable debt security will be entitled to look only to us for payment. (Section 1003).

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106).

Book-Entry Delivery and Settlement

Global Notes

We will issue the debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company, or “DTC,” and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg

Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities and will not be considered the owners or holders thereof under the indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Debt Securities

Individual certificates in respect of the debt securities will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated debt securities to each person that DTC identifies as the beneficial owner of the debt securities represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act;

•	an event of default has occurred and is continuing and has not been cured; or

•	we determine not to have the debt securities of such series represented by a global note.

When a global note terminates, the depositary (and not the Company or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 204 and 305). Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated debt securities to be issued.

PLAN OF DISTRIBUTION

We may sell the debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

If we use underwriters or dealers in the sale, the debt securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

For each series of debt securities, the prospectus supplement will set forth the terms of the offering of the debt securities, including:

•	the public offering price;

•	the offering terms and method of distribution, including the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our net proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.

Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institutions contractually agree to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

The debt securities will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the debt securities on any exchange. It has not presently been established whether the underwriters, if any, of the debt securities will make a market in the debt securities. If the underwriters make a market in the debt securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedule appearing therein), and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$300,000,000

UST Inc.

5.75% Senior Notes due 2018

Joint Book-Running Managers

Lehman Brothers	Morgan Stanley
Co-Managers

Piper Jaffray	PNC Capital Markets LLC	RBS Greenwich Capital